As filed with the Securities and Exchange Commission on March 30, 2006
Registration No. 333-_______

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
SUN NEW MEDIA, INC.
(Exact name of registrant as specified in its charter)

Minnesota	7389	410985135
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
P.O. Box 297
1142 South Diamond Bar Boulevard
Diamond Bar, California 91765
(604) 871-9999
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Sun New Media Inc. 2006 Stock Plan
(Full title of the plan)
Ricky Gee Hing Ang
Chief Executive Officer
Sun New Media, Inc.
P.O. Box 297
1142 South Diamond Bar Boulevard
Diamond Bar, California 91765
(604) 871-9999
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Please send copies of all communications to:

Frank Zhao Chief Financial Officer Sun New Media, Inc. P.O. Box 297 1142 South Diamond Bar Boulevard Diamond Bar, California 91765 (604) 871-9999	Peter M. Astiz, Esq. Elizabeth M. O’Callahan, Esq. DLA Piper Rudnick Gray Cary US LLP 2000 University Avenue East Palo Alto, California 94303 (650) 833-2000
This registration statement shall hereafter become effective in accordance with Rule 462 promulgated under the Securities Act of 1933, as amended.
CALCULATION OF REGISTRATION FEE

			Proposed
Title of			maximum	Proposed maximum
Securities to be	Amount to be		offering price	aggregate offering	Amount of
registered[1]	registered[2]		per share[3]	price[4]	registration fee
Common Stock Par Value $.01	12,000,000	[5]	$3.75	$45,000,000	$4,815.00
	74,100	[6]	$3.75	$277,875	$29.74
Total:	12,074,100				$4,844.74

[1]	The securities to be registered include options to acquire Common Stock and other equity incentive awards.

[2]	Pursuant to Rule 416(a), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

[3]	This price is estimated in accordance with Rule 457(h)(1) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the registrant’s common stock on March 28, 2006, as reported on the OTC Bulletin Board.

[4]	Calculated pursuant to Rule 457(a) of the rules and regulations under the Securities Act of 1933.

[5]	Represents shares subject to issuance under the Sun New Media, Inc. 2006 Stock Plan.

[6]	These shares are offered for resale. They were originally issued as part of an employee bonus program.

PART I
EXPLANATORY NOTE
Sun New Media, Inc. has prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933 to register 12,000,000 shares of common stock that may be issued under our 2006 Stock Plan.
In addition, we include under cover of this Form S-8 a reoffer prospectus prepared in accordance of Part I of Form S-3 under the Securities Act. Pursuant to General Instruction C to Form S-8, this reoffer prospectus and this registration statement are intended to register for reoffer and resale up to 74,100 shares of common stock we have issued under our employee bonus program.

REOFFER PROSPECTUS
74,100 SHARES OF
SUN NEW MEDIA, INC.
COMMON STOCK
     This reoffer prospectus covers 74,100 shares of common stock, 0.01 par value, of Sun New Media, Inc. This prospectus relates to the reoffer and resale of shares of common stock that have been acquired pursuant to an employee bonus program of Sun New Media, Inc. by certain of our officers, directors, employees and consultants. We will not receive any proceeds from these sales.
     The selling stockholders described in this prospectus may reoffer and resell the shares from time to time. The shares may be offered at prevailing market prices, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices.
     The common stock is listed on the OTC Bulletin Board under the symbol “SNMD.” On March 28, 2006, the last reported sale price of the common stock on the OTC Bulletin Board was $3.90 per share.
     Investing in the common stock involves risks. See “Risk Factors” beginning on page 3.
THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
PROSPECTIVE PURCHASERS SHOULD CAREFULLY REVIEW THE MATTERS SET
FORTH IN “RISK FACTORS” BELOW.
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
IS A CRIMINAL OFFENSE.
The date of this prospectus is March 30, 2006.

WHERE YOU CAN FIND MORE INFORMATION
     We have filed with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-8 under the Securities Act with respect to the shares of common stock registered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in our registration statement and the exhibits filed therewith. You may refer to the registration statement, and the accompanying exhibits and schedules for more information about us and our common stock. Statements contained in this prospectus regarding the contents of any agreement or any other document to which reference is made are not necessarily complete, and, in each instance, reference is made to the copy of such agreement or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.
     You may read and copy any document we file at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the operation of the Public Reference Room. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.
     We are also subject to the information and periodic reporting requirements of the Exchange Act. We file reports, proxy statements, and other information with the SEC to comply with the Exchange Act. These reports, proxy statements, and other information can be inspected and copied on the Internet at http://www.sec.gov; and at the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 to obtain information regarding the operation of the Public Reference Room.
     As used in this prospectus, the terms “we,” “us,” “our,” “the Company” and “Sun New Media” mean Sun New Media, Inc. and the term “common stock” means our common stock, par value $0.01 per share.

DOCUMENTS INCORPORATED BY REFERENCE
     The SEC allows us to “incorporate by reference” information that we file with them which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus and information we later file with the SEC will automatically update and supersede this information. The following documents filed by us with the SEC are incorporated in this prospectus by reference:
          (a) The Company’s latest annual report on Form 10-KSB filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), containing audited financial statements for the Company’s latest fiscal year ended September 30, 2005, as filed with the Securities and Exchange Commission on January 13, 2006.
          (b) All other reports filed pursuant to Section 13(a) or 15(d) of Securities Exchange Act of 1934, as since the end of the fiscal year covered by the registrant document referred to in (a) above.
          (c) The description of the Company’s Common Stock contained in the Company’s registration statement filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.
          We also incorporate by reference all documents and reports filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the date of termination of this offering. We will provide free of charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus. Please direct such requests to our corporate headquarters at 1142 South Diamond Bar Boulevard, Diamond Bar, California 91765.
     This prospectus, including the information we incorporate by reference, includes forward-looking statements with in the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify our forward-looking statements by the words “expects,” “projects,” “estimates,” “believes.” “anticipates,” “intends,” “plans,” “budgets,” “estimates” and similar expressions.
     We have based these forward-looking statements relating to our operations on our current exceptions, estimates and projections. We caution you that these statements are not guarantees of future performance and involve risks, uncertainties, and assumptions that we cannot predict. In addition, we have based many of these forward looking statements on assumptions about future events that may prove to be inaccurate. Accordingly, our actual outcomes and results may differ materially from what we have expressed or forecast in the forward looking statements.
     When you consider these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. Our forward-looking statements speak only as of the date made. Neither Sun New Media, Inc., nor any person acting on Sun New Media, Inc.’s behalf, undertakes any obligation to update any forward-looking statements included or incorporated by reference in this prospectus.

ABOUT SUN NEW MEDIA, INC.
     We were incorporated in Minnesota on June 20, 1972. In September 2005, we acquired 100% of the issued and outstanding share capital of Sun New Media Group Limited (“SNMG”) and changed our name to Sun New Media, Inc. Our principal focus is on our China based interactive marketing and sales services business. We are creating this business through the ongoing acquisition of various entities and assets. We also continue to operate the legacy SE Global brokerage business.
     Our executive offices are located at 1142 South Diamond Bar Boulevard, Diamond Bar, California 91765, and our telephone number is (604) 871-9999. We maintain our main internet website at http://www.sunnewmedia.net. Information contained on our websites does not constitute part of this prospectus.
RISK FACTORS
     An investment in the securities offered by this prospectus involves a high degree of risk. You should carefully consider the following factors and other information in this prospectus before deciding to purchase shares of our common stock. If any of these risks occur, our business could be harmed, the trading price of our stock could decline and you may lose all or part of your investment.
     Risks Related to Our Business
     The development of our business is dependent upon the completion of a number of acquisitions and other transactions that have not yet closed.
     Our principal focus is on our China based interactive marketing and sales services business. We are creating this business through the acquisition of various entities and assets. As of February 21, 2006, we have entered into a number of agreements relating to such acquisitions, as further described elsewhere in this prospectus. Our acquisition of FCD closed on January 27, 2006 and the acquisition of SNMH closed on February 15, 2006, but the other transactions have not yet closed. We expect to close the remaining acquisitions during the first quarter of 2006. However, if we do not close such acquisitions or such closings are delayed, we may not be able to develop our business as we have planned or at all.
     Our short operating history and rapidly evolving business makes it difficult for us to accurately forecast revenues and expenses.
     We commenced our interactive marketing and sales services operations in June 2005 and have a very limited operating history for this division. Accordingly, you should consider our future prospects in light of the risks and uncertainties experienced by early stage companies in evolving industries in China. Since inception, we have announced a number of proposed transactions to develop this business and which will have a material impact on our operations for 2006 and beyond. As a result, it is difficult for us to predict future revenues and operating expenses. We based our expense levels, in part, on our expectations of future revenues from these transactions. If our interactive marketing and sales services business develops slower than we expect, our losses may be higher than anticipated and may cause our stock price to decline.

     Some of the other risks and uncertainties of our business relate to our ability to:
o	offer new and innovative products and services to attract and retain a larger consumer base;

o	attract customers;

o	increase awareness of our brand and continue to develop consumer and customer loyalty;

o	respond to competitive market conditions;

o	respond to changes in our regulatory environment;

o	manage risks associated with intellectual property rights;

o	maintain effective control of our costs and expenses;

o	raise sufficient capital to sustain and expand our business;

o	attract, retain and motivate qualified personnel; and

o	upgrade our technology to support increased traffic and expanded services.
     If we are unsuccessful in addressing any of these risks and uncertainties, our business may be materially and adversely affected.
     If the Internet and, in particular, interactive marketing are not broadly adopted in China, our ability to increase revenue and sustain profitability could be materially and adversely affected.
     The use of the Internet as a marketing channel is at an early stage in China. Internet and broadband penetration rates in China are both relatively low compared to those in most developed countries. Many of our current and potential customers have limited experience with the Internet as a marketing channel, and have not historically devoted a significant portion of their marketing budgets to online marketing and promotion. As a result, they may not consider the Internet effective in promoting their products and services as compared to traditional print and broadcast media. Our ability to generate significant revenues may be negatively impacted by a number of factors, many of which are beyond our control, including:
o	difficulties associated with developing a larger consumer base with demographic characteristics attractive to customers;

o	increased competition and potential downward pressure on online marketing prices;

o	ineffectiveness of our online marketing delivery, tracking and reporting systems; and

o	lack of increase in Internet usage in China.

     We face significant competition and may suffer from a loss of users and customers as a result.
     We expect to face significant competition in our interactive marketing and sales services business, particularly from other companies that seek to provide online marketing services. Our main competitors include Sohu.com, Tom Online, and Beijing Media in China and Next Media Group in Hong Kong. Many of these competitors have significantly greater financial resources than we do. They also have longer operating histories and more experience in attracting and retaining users and managing customers than we do. They may use their experience and resources to compete with us in a variety of ways, including by competing more heavily for users, customers, distributors and networks of third-party websites, investing more heavily in research and development and making acquisitions.
     We also face competition from traditional advertising media, such as newspapers, magazines, yellow pages, billboards and other forms of outdoor media, television and radio. Most large companies in China allocate, and will likely continue to allocate, the bulk of their marketing budgets to traditional advertising media and only a small portion of their budgets to online marketing. If these companies do not devote a larger portion of their marketing budgets to online marketing services provided by us, or if our existing customers reduce the amount they spend on online marketing, our results of operations and future growth prospects could be adversely affected.
     Our business depends on a strong brand, and if we are not able to maintain and enhance our brand, our business and operating results may be harmed.
     We believe that recognition of our brand will contribute significantly to the success of our business. We also believe that maintaining and enhancing our brand is critical to expanding our base of consumers and customers. As our market becomes increasingly competitive, maintaining and enhancing our brand will depend largely on our ability to remain as an Internet marketing leader in China, which may be increasingly difficult and expensive.
     If we fail to continue to innovate and provide relevant services, we may not be able to generate sufficient user traffic levels to remain competitive.
     We must continue to invest significant resources in research and development to enhance services and introduce additional high quality services to attract and retain consumers. If we are unable to anticipate consumer preferences or industry changes, or if we are unable to modify our services on a timely basis, we may lose consumers and customers. Our operating results would also suffer if our innovations do not respond to the needs of our consumers and customers, are not appropriately timed with market opportunities or are not effectively brought to market.

     If we fail to keep up with rapid technological changes, our future success may be adversely affected.
     The online marketing industry is subject to rapid technological changes. Our future success will depend on our ability to respond to rapidly changing technologies, adapt our services to evolving industry standards and improve the performance and reliability of our services. Our failure to adapt to such changes could harm our business. New marketing media could also adversely affect us. For example, the number of people accessing the Internet through devices other than personal computers, including mobile telephones and hand-held devices, has increased in recent years. If we are slow to develop products and technologies that are more compatible with non-PC communications devices, we may not be successful in capturing a significant share of this increasingly important market for media and other services. In addition, the widespread adoption of new Internet, networking or telecommunications technologies or other technological changes could require substantial expenditures to modify or adapt our products, services or infrastructure. If we fail to keep up with rapid technological changes to remain competitive in our rapidly evolving industry, our future success may be adversely affected.
     We may face intellectual property infringement claims and other related claims, that could be time-consuming and costly to defend and may result in our inability to continue providing certain of our existing services.
     Internet, technology and media companies are frequently involved in litigation based on allegations of infringement of intellectual property rights, unfair competition, and invasion of privacy, defamation and other violations of third-party rights. The validity, enforceability and scope of protection of intellectual property in Internet-related industries, particularly in China, are uncertain and still evolving. In addition, many parties are actively developing and seeking protection for Internet-related technologies, including seeking patent protection. There may be patents issued or pending that are held by others that cover significant aspects of our technologies, products, business methods or services. As we face increasing competition and as litigation becomes more common in China for resolving commercial disputes, we face a higher risk of being the subject of intellectual property infringement claims.
     Intellectual property litigation is expensive and time consuming and could divert resources and management attention from the operations of our businesses. If there is a successful claim of infringement, we may be required to pay substantial fines and damages or enter into royalty or license agreements that may not be available on commercially acceptable terms, if at all. Our failure to obtain a license of the rights on a timely basis could harm our business. Any intellectual property litigation could have a material adverse effect on our business, financial condition or results of operations.
     We may not be able to prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position.
     We rely on a combination of copyright, trademark and trade secret laws, as well as nondisclosure agreements and other methods to protect our intellectual property rights. The protection of intellectual property rights in China may not be as effective as those in the United States or other countries. The steps we have taken may be inadequate to prevent the misappropriation of our technology. Reverse engineering, unauthorized copying or other misappropriation of our technologies could enable third parties to benefit from our technologies without paying us. From time to time, we may have to enforce our intellectual property rights through litigation. Such litigation may result in substantial costs and diversion of resources and management attention.

     If we fail to attract customers for our online marketing services, our business and growth prospects could be seriously harmed.
     Our online marketing customers will not maintain a business relationship with us if their investment does not generate sales leads and ultimately consumers. Failure to retain our existing online marketing customers or attract new customers for our online marketing services could seriously harm our business and growth prospects.
     Because we primarily rely on distributors in providing our e-marketing services, our failure to retain key distributors or attract additional distributors could materially and adversely affect our business.
     Online marketing is at an early stage of development in China and is not as widely accepted by or available to businesses in China as in the United States. As a result, we rely heavily on a nationwide distribution network of third-party distributors for our sales to, and collection of payment from, our corporate and consumer customers. If our distributors do not provide quality services to our consumer customers or otherwise breach their contracts with our consumer customers, we may lose customers and our results of operations may be materially and adversely affected. We do not have long-term agreements with any of our distributors, including our key distributors, and cannot assure you that we will continue to maintain favorable relationships with them. Our distribution arrangements are non-exclusive. Furthermore, some of our distributors may have contracts with our competitors or potential competitors and may not renew their distribution agreements with us. In addition, as new methods for accessing the Internet, including the use of wireless devices, become available, we may need to expand our distribution network to cater to the new technologies. If we fail to retain our key distributors or attract additional distributors on terms that are commercially reasonable, our business and results of operations could be materially and adversely affected.
     Our strategy of acquiring complementary businesses, assets and technologies may fail.
     As part of our business strategy, we have pursued, and intend to continue to pursue, selective strategic acquisitions of businesses, assets and technologies that complement our existing business. For example, the FCD and Shengji acquisitions involve uncertainties and risks, including:
o	potential ongoing financial obligations and unforeseen or hidden liabilities;

o	failure to achieve the intended objectives, benefits or revenue-enhancing opportunities;

o	costs and difficulties of integrating acquired businesses and managing a larger business; and

o	diversion of resources and management attention.

     Our failure to address these risks successfully may have a material adverse effect on our financial condition and results of operations. Any such acquisition may require a significant amount of capital investment, which would decrease the amount of cash available for working capital or capital expenditures. In addition, if we use our equity securities to pay for acquisitions, we may dilute the value of our common stock. If we borrow funds to finance acquisitions, such debt instruments may contain restrictive covenants that could, among other things, restrict us from distributing dividends. Such acquisitions may also generate significant amortization expenses related to intangible assets.
     We may not be able to manage our expanding operations effectively.
     We commenced our interactive marketing and sales services operations in 2005 and are expanding our operations rapidly. We anticipate significant continued expansion of our business as we address growth in our consumer and customer base and market opportunities. To manage the potential growth of our operations and personnel, we will be required to improve operational and financial systems, procedures and controls, and expand, train and manage our growing employee base. Furthermore, our management will be required to maintain and expand our relationships with other websites, Internet companies and other third parties. We cannot assure you that our current and planned personnel, systems, procedures and controls will be adequate to support our future operations.
     Our operating results may fluctuate, which makes our results difficult to predict and could cause our results to fall short of expectations.
     Our operating results may fluctuate as a result of a number of factors, many of which are outside of our control. For these reasons, comparing our operating results on a period-to-period basis may not be meaningful, and you should not rely on our past results as an indication of our future performance. Our quarterly and annual revenues and costs and expenses as a percentage of our revenues may be significantly different from our historical or projected rates. Our operating results in future quarters may fall below expectations. Any of these events could cause the price of our Common Stock to fall. Any of the risk factors listed in this “Risk Factors” section, and in particular, the following risk factors, could cause our operating results to fluctuate from quarter to quarter:
o	general economic conditions in China and economic conditions specific to the Internet, Internet search and online marketing;

o	our ability to attract additional customers;

o	the announcement or introduction of new or enhanced products and services by us or our competitors;

o	the amount and timing of operating costs and capital expenditures related to the maintenance and expansion of our businesses, operations and infrastructure;

o	the results of our acquisitions of, or investments in, other businesses or assets;

o	PRC regulations or actions pertaining to activities on the Internet, including gambling, online games and other forms of entertainment; and

o	geopolitical events or natural disasters such as war, threat of war, Severe Acute Respiratory Syndrome, or SARS, or other epidemics.

     Because of our limited operating history and our rapidly growing business, our historical operating results may not be useful to you in predicting our future operating results. Advertising spending in China has historically been cyclical, reflecting overall economic conditions as well as budgeting and buying patterns. Our rapid growth has lessened the impact of the cyclicality and seasonality of our business. As we continue to grow, we expect that the cyclicality and seasonality in our business may cause our operating results to fluctuate.
     The successful operation of our business depends upon the performance and reliability of the Internet infrastructure and fixed telecommunications networks in China.
     Our business depends on the performance and reliability of the Internet infrastructure in China. Almost all access to the Internet is maintained through state-owned telecommunication operators under the administrative control and regulatory supervision of the Ministry of Information Industry of China. In addition, the national networks in China are connected to the Internet through international gateways controlled by the PRC government. These international gateways are the only channels through which a domestic user can connect to the Internet. We cannot assure you that a more sophisticated Internet infrastructure will be developed in China. We may not have access to alternative networks in the event of disruptions, failures or other problems with China’s Internet infrastructure. In addition, the Internet infrastructure in China may not support the demands associated with continued growth in Internet usage.
     Our success depends on the continuing efforts of our senior management team and other key personnel and our business may be harmed if we lose their services.
     Our future success depends heavily upon the continuing services of the members of our senior management team, in particular our chairman Dr. Bruno Wu. If one or more of our senior executives or other key personnel are unable or unwilling to continue in their present positions, we may not be able to replace them easily or at all, and our business may be disrupted and our financial condition and results of operations may be materially and adversely affected. Competition for senior management and key personnel is intense, the pool of qualified candidates is very limited, and we may not be able to retain the services of our senior executives or key personnel, or attract and retain high-quality senior executives or key personnel in the future.
     In addition, if any member of our senior management team or any of our other key personnel joins a competitor or forms a competing company, we may lose customers, distributors, know-how and key professionals and staff members. Each of our executive officers and key employees has entered into an employment agreement with us, which contains confidentiality and non-competition provisions. If any disputes arise between any of our senior executives or key personnel and us, we cannot assure you the extent to which any of these agreements may be enforced.

     We rely on highly skilled personnel and, if we are unable to retain or motivate key personnel or hire qualified personnel, we may not be able to grow effectively.
     Our performance and future success depends on the talents and efforts of highly skilled individuals. We will need to continue to identify, hire, develop, motivate and retain highly skilled personnel for all areas of our organization. Competition in our industry for qualified employees is intense. Our continued ability to compete effectively depends on our ability to attract new employees and to retain and motivate our existing employees.
     As competition in our industry intensifies, it may be more difficult for us to hire, motivate and retain highly skilled personnel. If we do not succeed in attracting additional highly skilled personnel or retaining or motivating our existing personnel, we may be unable to grow effectively.
     Interruption or failure of our information technology and communications systems could impair our ability to effectively provide our products and services, which could damage our reputation and harm our operating results.
     Our ability to provide our services depends on the continuing operation of our information technology and communications systems. Any damage to or failure of our systems could interrupt our service. Service interruptions could reduce our revenues and profits, and damage our brand if our system is perceived to be unreliable. Our systems are vulnerable to damage or interruption as a result of terrorist attacks, war, earthquakes, floods, fires, power loss, telecommunications failures, computer viruses, interruptions in access to our websites through the use of “denial of service” or similar attacks, hacking or other attempts to harm our systems, and similar events. Our servers, which are hosted at third-party Internet data centers, are also vulnerable to break-ins, sabotage and vandalism. Some of our systems are not fully redundant, and our disaster recovery planning does not account for all possible scenarios. The occurrence of a natural disaster or a closure of an Internet data center by a third-party provider without adequate notice could result in lengthy service interruptions.
Our business could be adversely affected if our software contains bugs.
     Our online systems, including our websites, and other software applications and products, could contain undetected errors or “bugs” that could adversely affect their performance. We regularly update and enhance our websites and our other online systems and introduce new versions of our software products and applications. The occurrence of errors in any of these may cause us to lose market share, damage our reputation and brand name, and materially and adversely affect our business.
     Concerns about the security of electronic commerce transactions and confidentiality of information on the Internet may reduce use of our network and impede our growth.
     A significant barrier to electronic commerce and communications over the Internet in general has been public concern over security and privacy, including the transmission of confidential information. If these concerns are not adequately addressed, they may inhibit the growth of the Internet and other online services generally, especially as a means of conducting commercial transactions. If a well-publicized Internet breach of security were to occur, general Internet usage could decline, which could reduce traffic to our destination websites and impede our growth.

     We have limited business insurance coverage.
     The insurance industry in China is still at an early stage of development. Insurance companies in China offer limited business insurance products. We do not have any business liability or disruption insurance coverage for our operations in China. Any business disruption, litigation or natural disaster may result in our incurring substantial costs and the diversion of our resources.
     Risks Related to Our Corporate Structure
     PRC laws and regulations governing our businesses and the validity of certain of our contractual arrangements are uncertain. If we are found to be in violation, we could be subject to sanctions. In addition, changes in such PRC laws and regulations may materially and adversely affect our business.
     There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including, but not limited to, the laws and regulations governing our business, or the enforcement and performance of our contractual arrangements with certain of our affiliated Chinese entities. We are considered foreign persons or foreign invested enterprises under PRC law. As a result, we are subject to PRC law limitations on foreign ownership of Internet and advertising companies. These laws and regulations are relatively new and may be subject to change, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance by foreign investors. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively.
     The PRC government has broad discretion in dealing with violations of laws and regulations, including levying fines, revoking business and other licenses and requiring actions necessary for compliance. In particular, licenses and permits issued or granted to us by relevant governmental bodies may be revoked at a later time by higher regulatory bodies. We cannot predict the effect of the interpretation of existing or new PRC laws or regulations on our businesses. We cannot assure you that our current ownership and operating structure would not be found in violation of any current or future PRC laws or regulations. As a result, we may be subject to sanctions, including fines, and could be required to restructure our operations or cease to provide certain services. Any of these or similar actions could significantly disrupt our business operations or restrict us from conducting a substantial portion of our business operations, which could materially and adversely affect our business, financial condition and results of operations.
     Our corporate actions are substantially controlled by our principal shareholders and affiliated entities.
     As of February 9, 2006, our principal shareholders and their affiliated entities own approximately 68% of our outstanding common stock (which will be reduced to approximately 52% after completion of announced but not yet closed transactions). These shareholders, acting individually or as a group, could exert substantial influence over matters such as electing directors and approving mergers or other business combination transactions. This concentration of ownership may also discourage, delay or prevent a change in control of our company, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and might reduce the price of our Common stock. These actions may be taken even if they are opposed by our other shareholders.

     Risks Related to Doing Business in China
     Adverse changes in economic and political policies of the PRC government could have a material adverse effect on the overall economic growth of China, which could adversely affect our business.
     As our interactive marketing and sales services business expands, we expect an increasing portion of our business operations to be conducted in China. Accordingly, our results of operations, financial condition and prospects are subject to a significant degree to economic, political and legal developments in China. China’s economy differs from the economies of most developed countries in many respects, including the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. While China’s economy has experienced significant growth in the past 20 years, growth has been uneven across different regions and among various economic sectors of China. The PRC government has implemented various measures to encourage economic development and guide the allocation of resources. Some of these measures benefit the overall PRC economy, but may also have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by governmental control over capital investments or changes in tax regulations that are applicable to us. Since early 2004, the PRC government has implemented certain measures to control the pace of economic growth. Such measures may cause a decrease in the level of economic activity in China, which in turn could adversely affect our results of operations and financial condition.
     Our subsidiaries and affiliates are subject to restrictions on paying dividends and making other payments to us.
     As our interactive marketing and sales services business develops, we expect to increasingly rely on dividends payments from our subsidiaries and affiliated entities in China. However, PRC regulations currently permit payment of dividends only out of accumulated profits, as determined in accordance with PRC accounting standards and regulations. Our subsidiaries and affiliated entities in China are also required to set aside a portion of their after-tax profits according to PRC accounting standards and regulations for certain reserve funds. The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of China. We may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency. Furthermore, if our subsidiaries or affiliated entities in China incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. If either we or our subsidiaries is unable to receive all of the revenues from our operations through these contractual or dividend arrangements, we may be unable to declare dividends on our common stock.

     Uncertainties with respect to the PRC legal system could adversely affect us.
     We conduct a substantial and increasing portion our business through subsidiaries and affiliated entities based in China. Our operations in China are governed by PRC laws and regulations. Our subsidiaries are generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws applicable to wholly foreign-owned enterprises. The PRC legal system is based on written statutes. Prior court decisions may be cited for reference but have limited precedent value.
     Since 1979, PRC legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system and recently-enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, because these laws and regulations are relatively new, and because of the limited published decisions and their non-binding nature, the interpretation and enforcement of these laws and regulations involve uncertainties. In addition, the PRC legal system is based in part on governmental policies and internal rules (some of which are not published on a timely basis or at all) that may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until after the occurrence of the violation. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.
     You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China based on United States or other foreign laws against us or our management.
     We conduct a substantial and increasing portion of our operations in China and a substantial portion of our assets will be located in China. In addition, all of our senior executive officers reside within China. As a result, it may not be possible to effect service of process within the United States or elsewhere outside China on our senior executive officers, including matters arising under U.S. federal securities laws or applicable state securities laws. Moreover, our PRC counsel has advised us that PRC does not have treaties with the United States or many other countries providing for the reciprocal recognition and enforcement of judgment of courts.
     Governmental control of currency conversion may affect the value of your investment.
     The PRC government imposes controls on the conversion of RMB to foreign currencies and, in certain cases, the remittance of currencies out of China. As our interactive marketing and sales services business expands, we expect to derive an increasing percentage of our revenues in RMB. Under our current structure, we expect our income will be primarily derived from dividend payments from our PRC subsidiaries. Shortages in the availability of foreign currency may restrict the ability of our PRC subsidiaries and our affiliated entities to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy their foreign currency denominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate government authorities is required when RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of bank loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our demands, we may not be able to pay dividends in foreign currencies to our shareholders, including holders of our Common stock.

     Fluctuation in the value of RMB may have a material adverse effect on your investment.
     The value of RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the U.S. dollar. Under the new policy, the RMB is permitted to fluctuate within a narrow and managed band against a basket of foreign currencies. This change in policy has resulted in an approximately 2.0% appreciation of the RMB against the U.S. dollar. While the international reaction to the RMB revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt a more flexible currency policy, which could result in a further and significant appreciation of the RMB against the U.S. dollar. As our interactive marketing and sales services business continues to grow, a greater portion of our revenues and costs will be denominated in RMB, while a significant portion of our financial assets may be denominated in U.S. dollars. We expect to rely significantly on dividends and other fees paid to us by our subsidiaries and affiliated entities in China. Any significant revaluation of RMB may materially and adversely affect our cash flows, revenues, earnings and financial position, and the value of, and any dividends payable on, our Common stock in U.S. dollars. For example, an appreciation of RMB against the U.S. dollar would make any new RMB denominated investments or expenditures more costly to us, to the extent that we need to convert U.S. dollars into RMB for such purposes.
     We face risks related to health epidemics and other outbreaks.
     Our business could be adversely affected by the effects of SARS or another epidemic or outbreak. China reported a number of cases of SARS in April 2004. Any prolonged recurrence of SARS or other adverse public health developments in China may have a material adverse effect on our business operations. For instance, health or other governmental regulations adopted in response may require temporary closure of Internet cafes, which is one of the avenues where users could access our websites, or of our offices. Such closures would severely disrupt our business operations and adversely affect our results of operations. We have not adopted any written preventive measures or contingency plans to combat any future outbreak of SARS or any other epidemic.
     Risks Relating to our Brokerage Business
     Our brokerage business could be harmed by market fluctuations and other securities industry risks.
     Substantially all of our current revenues are derived from securities brokerage and clearing and execution services. Like other brokerage businesses, we are directly affected by economic and political conditions, broad trends in business and finance and changes in volume and price levels of securities transactions. Trading in the U.S. securities markets can fluctuate considerably, which can result in reduced trading volume, lower transaction revenues and adversely affect our profitability. The terrorist attacks in the United States on September 11, 2001, for example, resulted in lost commission revenues due to the closing of U.S. financial markets for four days. When the markets reopened, there was a period of substantial market volatility. Severe market fluctuations in the future could have a material adverse effect on our business, financial condition and operating results.
     Substantial competition could reduce our market share and harm our financial performance.
     The market for brokerage services, particularly electronic brokerage services, is new, rapidly evolving and intensely competitive. We expect the competitive environment to continue in the future. We face direct competition from numerous brokerage firms. We also encounter competition from financial institutions, mutual fund sponsors and other organizations. Most of our competitors have greater financial, technical, marketing and other resources than we do. Most of our competitors offer a wider range of services and financial products than we do and have greater name recognition and a more extensive client base than we do. We may not be able to compete effectively with existing or potential competitors, which could have a material adverse effect on our business, financial condition and results of operations.
     Systems failures and delays could harm our business.
     We receive and process trade orders through a variety of electronic mediums, including the Internet, wireless web, personal digital assistants and other systems. These methods of trading are heavily dependent on the integrity of the electronic systems supporting them. Our systems and operations are vulnerable to damage or interruption from human error, natural disasters, power loss, computer viruses, intentional acts of vandalism and similar events. Extraordinary trading volumes could cause our computer systems to operate at an unacceptably low speed or even fail. There can be no assurance that our systems will be sufficient to handle such extraordinary trading volumes. In the past, we experienced periods of extremely high trading volume that caused individual system components or processes to fail, resulting in the unavailability of our Web site for online trading temporarily and delays in our telephone systems. In some other occasions, high trading volume caused significant delays in executing trading orders, resulting in some clients’ orders being executed at prices they did not anticipate. From time to time, we have reimbursed our clients for losses incurred in connection with systems failures and delays. Systems failures and delays may occur again in the future and could cause, among other things, unanticipated disruptions in service to our clients, slower system response times resulting in transactions not being processed as quickly as desired, decreased levels of client service and client satisfaction, and reputation damage. If any of these events were to occur, we could suffer a loss of clients or a reduction in the growth of our client base, increased operating expenses, financial losses, additional litigation or other client claims, and regulatory sanctions or additional regulatory burdens.
     Capacity constraints of our systems could harm our business.
     As our business increases, we may need to expand and upgrade our transaction processing systems, network infrastructure and other aspects of our technology. We may need to continue to make significant investments in additional hardware and software to accommodate growth. We may not be able to project accurately the rate, timing or cost of any increases in our business, or to expand and upgrade our systems and infrastructure to accommodate any increases in a timely manner. Failure to make necessary expansions and upgrades to our systems and infrastructure could lead to failures and delays, which could have a material adverse effect on our business, financial condition and results of operations.
     Regulatory and legal uncertainties could harm our business.
     The securities industry in the United States is subject to extensive regulation under both federal and state laws. Broker-dealers are subject to regulations covering all aspects of the securities business. Our operations and profitability may be directly affected by, among other things, additional legislation, changes in rules promulgated by the SEC, the NASD, the Federal Reserve, the various stock exchanges and other self-regulatory organizations, or changes in the interpretation or enforcement of existing laws and rules.
     The SEC, the NASD and other self-regulatory organizations and state securities commissions can censure, fine, issue cease-and-desist orders to, suspend or expel a broker-dealer or any of its officers or employees. Our ability to comply with applicable laws and rules is largely dependent on our internal system to ensure compliance, as well as our ability to attract and retain qualified compliance personnel. We could be subject to disciplinary or other actions in the future due to claimed noncompliance, which could have a material adverse effect on our business, financial condition and results of operations.
     Recently, various regulatory and enforcement agencies have been reviewing systems capacity, customer access, best execution practices, other service issues and advertising claims as they relate to the online brokerage industry. These reviews could result in enforcement actions or new regulations, either of which could have a material adverse effect on our business, financial condition and results of operations.
     In addition, we use the Internet as a major distribution channel to provide services to our clients. A number of regulatory agencies have recently adopted regulations regarding client privacy and the use of client information by service providers. These regulations may have an adverse impact on our business in the future, including on our ability to provide client information to certain third parties. It is possible that additional laws and regulations relating to the Internet may be adopted in the future, including regulations regarding the taxation, pricing, content and quality of products and services delivered over the Internet. Any such laws or regulations might increase our cost of using, or limit our ability to use, the Internet as a distribution channel. As a result, the adoption of such laws and regulations could have a material adverse effect on our business, financial condition and results of operations.
     The success of our business will depend on continued development and maintenance of the Internet infrastructure.
     The Internet has experienced, and is expected to continue to experience, significant growth in the number of users and amount of traffic. Our success will depend on the development and maintenance of the Internet’s infrastructure to cope with this increased traffic. The Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure and could face similar outages and delays in the future. Outages and delays are likely to affect the level of Internet usage and the processing of transactions on our web site. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards to handle increased levels of activity. The failure to develop and maintain the Internet infrastructure could have a material adverse effect on our business, financial condition and results of operations.
     We will need to introduce new products and services to remain competitive.
     Our future success depends in part on our ability to develop and enhance our products and services. There are significant technical and financial risks in the development of new or enhanced products and services, including the risk that we will be unable to effectively use new technologies, adapt our services to emerging industry standards, or develop, introduce and market new or enhanced products and services. If we are unable to develop and introduce enhanced or new products and services quickly enough to respond to market or client requirements, or if our products and services fail to achieve market acceptance, our business, financial condition and results of operations could be materially adversely affected.
     We may not be able to keep up with rapid technological and other changes.
     The markets in which we compete are characterized by rapidly changing technology, evolving industry standards, frequent new product and service announcements, introductions and enhancements and changing consumer demands. If we are not able to keep up with these rapid changes, we may be at a competitive disadvantage. In addition, the widespread adoption of new Internet, networking or telecommunications technologies or other technological changes could require us to incur substantial expenditures to modify or adapt our services or infrastructure.
     Our networks may be vulnerable to security risks.
     The secure transmission of confidential information over public networks is a critical element of our operations. Our networks may be vulnerable to criminal access, computer viruses and other security problems. Persons who circumvent security measures could wrongfully use our confidential information or our clients’ confidential information or cause interruptions or malfunctions in our operations. We may be required to expend significant additional resources to protect against the threat of security breaches or to alleviate problems caused by any breaches. We may not be able to implement security measures that will protect against all security risks.
     Failure to comply with net capital requirements could adversely affect our business.
     The SEC, the NASD and various other regulatory agencies have stringent rules with respect to the maintenance of specific levels of net capital by securities broker-dealers. Net capital is a SEC-defined measure of a broker-dealer’s readily available liquid assets, reduced by its total liabilities other than approved subordinated debt. All of our broker-dealer subsidiaries are required to comply with the net capital requirements. If we fail to maintain the required net capital, the SEC could suspend or revoke our registration, or the NASD could expel us from membership, which could ultimately lead to our liquidation. If the net capital rules are changed or expanded, or if there is an unusually large charge against net capital, operations that require the intensive use of capital would be limited. A large operating loss or charge against net capital could adversely affect our ability to expand or even maintain our present levels of business, which could have a material adverse effect on our business, financial condition and results of operations.

     We are exposed to credit risk.
     We make margin loans to clients collateralized by client securities and periodically borrow securities to cover trades. A significant portion of our net revenues is derived from interest on margin loans. To the extent that these margin loans exceed client cash balances maintained with us, we generally must obtain financing from third parties. We may not be able to obtain this financing on favorable terms or in sufficient amounts. By permitting clients to purchase securities on margin, we are subject to risks inherent in extending credit, especially during periods of rapidly declining markets in which the value of the collateral held by us could fall below the amount of a client’s indebtedness. In addition, in accordance with regulatory guidelines, we collateralize borrowings of securities by depositing cash or securities with lending institutions. Failure to maintain required deposit levels at all times at least equal to the value of the related securities can subject us to risk of loss if sharp changes in market values of substantial amounts of securities occur and parties to the borrowing transactions fail to honor their commitments.
     Risks Related to Our Common Stock
     There has been only a limited public market for our common stock to date.
     To date, there has been only a limited public market for our common stock on the Over-the-Counter Bulletin Board. Our common stock is currently not listed on any exchange. If an active trading market for our common stock does not develop, the market price and liquidity of our common stock will be materially and adversely affected.
     The market price for our common stock may be volatile.
     The market price for our common stock may be volatile and subject to wide fluctuations in response to factors including the following:
o	actual or anticipated fluctuations in our quarterly operating results;

o	changes in financial estimates by securities research analysts, if any;

o	conditions in the China consumer goods and online marketing markets;

o	changes in the economic performance or market valuations of other U.S. public companies with substantial operations in China;

o	announcements by us or our competitors of new products, acquisitions, strategic partnerships, joint ventures or capital commitments;

o	addition or departure of key personnel;

o	fluctuations of exchange rates between RMB and the U.S. dollar;

o	intellectual property litigation; and

o	general economic or political conditions in China.

     In addition, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our Common stock.
     We will need additional capital, and the sale of additional common stock or other equity securities could result in additional dilution to our shareholders.
     We expect to require additional cash resources to fund our operations, as well as investments or acquisitions which we may decide to pursue. To satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity securities could result in additional dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.
     Substantial future sales or the perception of sales of our common stock in the public market could cause the price of our common stock to decline.
     Sales of our common stock in the public market or the perception that these sales could occur, could cause the market price of our common stock to decline. As of February 9, 2006, approximately 1,946,768 shares, or 2.4% of our outstanding shares will be freely transferable without restriction or additional registration under the Securities Act of 1933, as amended, or the Securities Act. In addition, upon effectiveness of the registration statement of which this prospectus is a part, the 66,530,392 shares covered by this registration statement will be freely tradeable. The remaining common stock outstanding as of such date will be available for sale, beginning on September 18, 2006, subject to volume and other restrictions as applicable under Rule 144 under the Securities Act.
     You may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited, because we conduct a significant portion of our operations in China and all of our officers reside outside the United States.
     We conduct a substantial portion of our operations in China through our wholly owned subsidiaries in China. All of our officers reside outside the United States and some or all of the assets of those persons are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in China in the event that you believe that your rights have been infringed under the securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of China may render you unable to enforce a judgment against our assets or the assets of our directors and officers.

     If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud.
     We are subject to reporting obligations under the U.S. securities laws. The Securities and Exchange Commission, or the SEC, as required by Section 404 of the Sarbanes-Oxley Act of 2002, adopted rules requiring every public company to include a management report on such company’s internal controls over financial reporting in its annual report, which contains management’s assessment of the effectiveness of the company’s internal controls over financial reporting. In addition, an independent registered public accounting firm must attest to and report on management’s assessment of the effectiveness of the company’s internal controls over financial reporting. These requirements may first apply to our annual report on Form 10-K for the fiscal year ending September 30, 2006. Our management may conclude that our internal controls over our financial reporting are not effective. Moreover, even if our management concludes that our internal controls over financial reporting are effective, our independent registered public accounting firm may still decline to attest to our management’s assessment or may issue a report that is qualified if they are not satisfied with our controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. Our reporting obligations as a public company will place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We are a young company with limited accounting personnel and other resources with which to address our internal controls and procedures. If we fail to timely achieve and maintain the adequacy of our internal controls, we may not be able to conclude that we have effective internal controls over financial reporting at a reasonable assurance level. Moreover, effective internal controls over financial reporting are necessary for us to produce reliable financial reports and are important to help prevent fraud. As a result, our failure to achieve and maintain effective internal controls over financial reporting could result in the loss of investor confidence in the reliability of our financial statements, which in turn could harm our business and negatively impact the trading price of our common stock. Furthermore, we anticipate that we will incur considerable costs and use significant management time and other resources in an effort to comply with Section 404 and other requirements of the Sarbanes-Oxley Act.
     We will incur increased costs as a result of being a public company.
     As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act, as well as rules subsequently implemented by SEC has required changes in corporate governance practices of public companies. We expect these new rules and regulations to increase our legal, accounting and financial compliance costs and make certain corporate activities more time-consuming and costly. In addition, we will incur additional costs associated with our public company reporting requirements. We are currently evaluating and monitoring developments with respect to these new rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.
USE OF PROCEEDS
     We will not receive any of the proceeds from the sale of shares of common stock by the selling stockholders pursuant to this reoffer prospectus.

SELLING STOCKHOLDERS
     This reoffer prospectus covers the reoffer and resale of shares of common stock acquired by the selling stockholders under an employee bonus program of Sun New Media, Inc. The selling stockholders are officers, directors employees or consultants of Sun New Media, Inc.
     The selling stockholders may sell pursuant to this prospectus up to all of the shares of common stock they acquired under the plan in one or more transactions from time to time as described below under “Plan of Distribution.” However, the selling stockholders are not obligated to sell any of the shares of common stock offered by this prospectus.
     The following is a list of the selling stockholders and the amount of shares to be offered.

NUMBER OF
SELLING	SHARES
STOCKHOLDER	OFFERED
An, Na	100
An, Yun Feng	100
Ang, Ricky Gee Hing	1,000
Bao, Di Ke	100
Bi, Kun	1,000
Bing, Chen Hua	100
Cai, Zhi Ming	100
Cao, Xiao Lin	100
Chang, Yong	100
Chen, Hai Bao	1,000
Chen, Juan	100
Chen, Shuo	1,000
Chen, Wei	1,000
Chen, Xiao Peng	100
Chen, Ya Di	100
Cui, Fan	100
Cui, Zhi Yong	100
Deng, Xiao Jun	1,000
Deng, Yan	1,000
Di, Jian	1,000
Di, Lu Li	100
Ding, Ming Jie	1,000
Dong, Chang Hong	1,000
Dou, Yi Ping	100
Du, Jian Li	100
Duan, Fang	1,000
Fan, Jie Fei	100

NUMBER OF
SELLING	SHARES
STOCKHOLDER	OFFERED
Fan, Shi	100
Fei , Bao Qi	100
Fu, Dong	1,000
Gao, Guo Dong	100
Gao, Jian Wei	1,000
Gao, Yun Hao	100
Gao, Zhu	100
Ge, Wei Na	100
Gu, Yi Hai	1,000
Guo, Jian Jun	1,000
Guo, Wei	100
Guo, Wen Yi	100
Han, Yong	100
Han, Zhi Xue	100
He, Yu Hua	100
He, Jiang Bing	100
He, Min	100
He, Yue Juan	100
Hong, Feng Yi	100
Hu, Dan Dan	100
Hu, Jin Hua	100
Hu, Qing	100
Hu, Xin Xin	100
Hua, Jia	100
Huang, Zhen Wei	100
Jia, Yu	100
Jia, Ruo Fei	100
Jiang, Bo	100
Jiang, Chang Jian	1,000
Jiang, Jing	100
Jiang, Jing	100
Jiang, Lei	100
Jiao, Qiang	100
Jiao, Qiao Li	100
Jin, Jia Nan	1,000
Jin, Juan	1,000
Jing, Jie	100
Li, Ai Ling	1,000
Li, Guo Xun	100
Li, Hong	1,000
Li, Jian She	100
Li, Jinjing	100
Li, John Zongyang	1,000
Li, Lu	100
Li, Rui Bing	100
Li, Shi Gang	100
Li, Wei	100

NUMBER OF
SELLING	SHARES
STOCKHOLDER	OFFERED
Li, Wen	100
Li, Wen Ke	100
Li, Xu Bo	100
Li, Yi	100
Li, Yu Ling	1,000
Li, Zhi	100
Lim, Lynnette Kitt Ping	1,000
Lin, Jian Jian	100
Lin, Lin	100
Lin, Ling	100
Liu, Dong	1,000
Liu, Fang	100
Liu, Feng	100
Liu, Gang	100
Liu, Jia	100
Liu, Jia Zeng	100
Liu, Lei	100
Liu, Qi	100
Liu, Xiao Hua	100
Liu, Ya Bin	100
Liu, Yan	100
Liu, Yan	100
Liu, Yang	100
Liu, Yi	100
Liu, Zhou Quan	100
Lo, Mei	1,000
Lu, Feng	100
Lu, Shuo	100
Luo, Bin	100
Luo, Chun Jie	100
Luo, Hui Xin	100
Lv, Yi	1,000
Ma, Mo	100
Ng, Hwee Ling	1,000
Niu, Jian Jun	100
Niu, Li Jing	100
Niu, Wen Xin	1,000
Oyang, Yi	100
Peng, Ting Ting	100
Peng, Wei	100
Qu, Qing Long	100
Shao, Shan	1,000
Shao, Zhun	100
Shen, Fu	100
Shen, Shan	100
Shen, Xiao Yu	1,000

NUMBER OF
SELLING	SHARES
STOCKHOLDER	OFFERED
Shi , Kai	100
Shi , Yong	100
Si, Er Gu Leng	1,000
Song, Han Qiang	100
Su, Wan Qi	100
Sun, Lu	100
Sun, Ru Ling	100
Tang, Dan Ya	1,000
Tang, Rou Qin	100
Tian, Lei	1,000
Tian, Wen Hui	100
Tian, Xiao Yan	1,000
Tong, Xiao Hua	100
Wang, Bin	100
Wang, Chao	1,000
Wang, Dan	100
Wang, Dong	100
Wang, Gui Zhen	100
Wang, Guo Sheng	1,000
Wang, Hai Yan	1,000
Wang, Hai Yan	100
Wang, Hong Liang	100
Wang, Jin	1,000
Wang, Jing	100
Wang, Kan	100
Wang, Lei	100
Wang, Li	100
Wang, Liang	1,000
Wang, Pu	100
Wang, Qi	100
Wang, Rui Jun	100
Wang, Shu Yun	100
Wang, Tao	100
Wang, Ting	100
Wang, Wei	100
Wang, Xiao Yan	1,000
Wang, Xin Yue	100
Wang, Yan	100
Wang, Ying Hui	100
Wang, Zu Ji	100
Wei, Cheng Si	1,000
Wong, Po Chun	1,000
Wu, Jian Jing	100
Wu, Jian Lin	100
Wu, Wei	100
Wu, Xiao Man	1,000
Wu, Xiao Min	100

NUMBER OF
SELLING	SHARES
STOCKHOLDER	OFFERED
Xiang, Rong Bao	1,000
Xiong, Chuan	100
Xiong, Yi	100
Xu, Chen	1,000
Xu, Chun	100
Xu, Han Mei	100
Xu, Hong	100
Yang, Ai Hua	100
Yang, Dao Hui	100
Yang, Guo Wei	1,000
Yang, Hai Bin	1,000
Yang, Jie	100
Yang, Jing	100
Yang, Jing	1,000
Yang, Lan	1,000
Yang, Shi Yang	100
Yang, Xiao Ming	100
Yao, Rui Qing	1,000
Yao, Wen Xiang	100
Ye, Fei Fei	100
Yi, Qiang	100
Yu, Hui Yang	100
Yu, Zhen Zhi	100
Yuen, Wan Chi	1,000
Zhai, Zhi Lin	100
Zhan, Chang Hao	1,000
Zhang, Liang	100
Zhang, Miao	100
Zhang, Ping	100
Zhang, Qin Fang	100
Zhang, Tian Yu	100
Zhang, Wei	100
Zhang, Xi Ju	100
Zhang, Xiao Hui	100
Zhang, Xiao Yun	100
Zhang, Yang Yang	100
Zhang, Ying	100
Zhang, Yong Qian	100
Zhang, Yu Gang	100
Zhang, Zheng Gang	100
Zhang, Zhong Cheng	1,000
Zhao, Gui Fu	100
Zhao, Jing Cheng	100
Zhao, Jun	100
Zhao, Lu	100
Zhao, Wen Jing	100
Zhao, Zhi Gang	1,000

NUMBER OF
SELLING	SHARES
STOCKHOLDER	OFFERED
Zheng , Yong Xing	100
Zheng, Ming Hua	100
Zheng, Qi Zhao	100
Zhong, Hua	100
Zhou, Guang Yu	100
Zhou, Nian Yang	100
Zhou, Qiong	1,000
Zhou, Rong Liang	100
Zhou, Shi Jun	1,000
Zhou, Yan Chao	100
Zhu, Chun Lan	100
Zhu, Yue	100
Zhu, Yun	1,000
Zuo, Jiang Hong	100

Total	74,100

PLAN OF DISTRIBUTION
     The shares of common stock covered by the prospectus may be offered or sold from time to time on the OTC Bulletin Board by the selling stockholders, or by pledgees, donees, transferees or other successors in interest. The shares will be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act. Such sales may be made in block trades, pursuant to purchases by a broker or a dealer as principal, in private transactions, in negotiated transactions or otherwise, at prices and at terms then prevailing or at negotiated prices. The Company will not receive any of the proceeds from sales by the selling stockholders.
     Any broker or dealer involved in the offer or sale of the shares included herein may receive brokerage commissions or discounts. To our knowledge, there is currently no agreement with any broker or dealer respecting such transactions. Upon sale of such shares, the selling stockholders or anyone effecting sales on behalf of the selling stockholders may be deemed an underwriter, as that term is defined in the Securities Act. Each selling stockholder does not believe that he or she is an underwriter within the meaning of the Securities Act. All expenses of the registration of the common stock covered by this prospectus are to be borne by us.
LEGAL MATTERS
     The validity of the shares of common stock offered hereby will be passed upon for us by DLA Piper Rudnick Gray Cary US LLP, East Palo Alto, California.
EXPERTS
     The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-KSB have been so incorporated in reliance on the reports of Moores Rowland Mazars, Certified Public Accountants, given on the authority of said firm as experts in auditing and accounting.

74,100 Shares
Common Stock
REOFFER PROSPECTUS
March 30, 2006

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
          Sun New Media, Inc. (the “Company”) hereby incorporates by reference in this registration statement the following documents:
          (a) The Company’s latest annual report on Form 10-KSB filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), containing audited financial statements for the Company’s latest fiscal year ended September 30, 2005 as filed with the Securities and Exchange Commission on January 13, 2006.
          (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registrant document referred to in (a) above.
          (c) The description of the Company’s Common Stock contained in the Company’s registration statement filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.
          All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.
Item 4. Description of Securities
          The class of securities to be offered is registered under Section 12 of the Exchange Act.
Item 5. Interests of Named Experts and Counsel
          Inapplicable.

Item 6. Indemnification of Directors and Officers
          Section 302A.521 of the Minnesota Business Corporation Act provides as follows with respect to indemnification of directors and officers:
     Subdivision 1. Definitions.
(a) For purposes of this section, the terms defined in this subdivision have the meanings given them.
(b) “Corporation” includes a domestic or foreign corporation that was the predecessor of the corporation referred to in this section in a merger or other transaction in which the predecessor’s existence ceased upon consummation of the transaction.
(c) “Official capacity” means (1) with respect to a director, the position of director in a corporation, (2) with respect to a person other than a director, the elective or appointive office or position held by an officer, member of a committee of the board, or the employment relationship undertaken by an employee of the corporation, and (3) with respect to a director, officer, or employee of the corporation who, while a director, officer, or employee of the corporation, is or was serving at the request of the corporation or whose duties in that position involve or involved service as a director, officer, partner, trustee, governor, manager, employee, or agent of another organization or employee benefit plan, the position of that person as a director, officer, partner, trustee, governor, manager, employee, or agent, as the case may be, of the other organization or employee benefit plan.
(d) “Proceeding” means a threatened, pending, or completed civil, criminal, administrative, arbitration, or investigative proceeding, including a proceeding by or in the right of the corporation.
(e) “Special legal counsel” means counsel who has not represented the corporation or a related organization, or a director, officer, member of a committee of the board, or employee, whose indemnification is in issue.
     Subd. 2. Indemnification mandatory; standard.
(a) Subject to the provisions of subdivision 4, a corporation shall indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding, if, with respect to the acts or omissions of the person complained of in the proceeding, the person:

(1) has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions;
(2) acted in good faith;
(3) received no improper personal benefit and section 302A.255, if applicable, has been satisfied;
(4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and
(5) in the case of acts or omissions occurring in the official capacity described in subdivision 1, paragraph (c), clause (1) or (2), reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions occurring in the official capacity described in subdivision 1, paragraph (c), clause (3), reasonably believed that the conduct was not opposed to the best interests of the corporation. If the person’s acts or omissions complained of in the proceeding relate to conduct as a director, officer, trustee, employee, or agent of an employee benefit plan, the conduct is not considered to be opposed to the best interests of the corporation if the person reasonably believed that the conduct was in the best interests of the participants or beneficiaries of the employee benefit plan.
(b) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent does not, of itself, establish that the person did not meet the criteria set forth in this subdivision.
     Subd. 3. Advances.
Subject to the provisions of subdivision 4, if a person is made or threatened to be made a party to a proceeding, the person is entitled, upon written request to the corporation, to payment or reimbursement by the corporation of reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in advance of the final disposition of the proceeding, (a) upon receipt by the corporation of a written affirmation by the person of a good faith belief that the criteria for indemnification set forth in subdivision 2 have been satisfied and a written undertaking by the person to repay all amounts so paid or reimbursed by the corporation, if it is ultimately determined that the criteria for indemnification have not been satisfied, and (b) after a determination that the facts then known to those making the determination would not preclude indemnification under this section. The written undertaking required by clause (a) is an unlimited general obligation of the person making it, but need not be secured and shall be accepted without reference to financial ability to make the repayment.

     Subd. 4. Prohibition or limit on indemnification or advances.
The articles or bylaws either may prohibit indemnification or advances of expenses otherwise required by this section or may impose conditions on indemnification or advances of expenses in addition to the conditions contained in subdivisions 2 and 3 including, without limitation, monetary limits on indemnification or advances of expenses, if the prohibition or conditions apply equally to all persons or to all persons within a given class. A prohibition or limit on indemnification or advances may not apply to or affect the right of a person to indemnification or advances of expenses with respect to any acts or omissions of the person occurring prior to the effective date of a provision in the articles or the date of adoption of a provision in the bylaws establishing the prohibition or limit on indemnification or advances.
     Subd. 5. Reimbursement to witnesses.
This section does not require, or limit the ability of, a corporation to reimburse expenses, including attorneys’ fees and disbursements, incurred by a person in connection with an appearance as a witness in a proceeding at a time when the person has not been made or threatened to be made a party to a proceeding.
     Subd. 6. Determination of eligibility.
(a) All determinations whether indemnification of a person is required because the criteria set forth in subdivision 2 have been satisfied and whether a person is entitled to payment or reimbursement of expenses in advance of the final disposition of a proceeding as provided in subdivision 3 shall be made:
(1) by the board by a majority of a quorum, if the directors who are at the time parties to the proceeding are not counted for determining either a majority or the presence of a quorum;
(2) if a quorum under clause (1) cannot be obtained, by a majority of a committee of the board, consisting solely of two or more directors not at the time parties to the proceeding duly designated to act in the matter by a majority of the full board including directors who are parties;
(3) if a determination is not made under clause (1) or (2), by special legal counsel, selected either by a majority of the board or a committee by vote pursuant to clause (1) or (2) or, if the requisite quorum of the full board cannot be obtained and the committee cannot be established, by a majority of the full board including directors who are parties;

(4) if a determination is not made under clauses (1) to (3), by the affirmative vote of the shareholders required by section 302A.437, but the shares held by parties to the proceeding must not be counted in determining the presence of a quorum and are not considered to be present and entitled to vote on the determination; or
(5) if an adverse determination is made under clauses (1) to (4) or under paragraph (b), or if no determination is made under clauses (1) to (4) or under paragraph (b) within 60 days after (i) the later to occur of the termination of a proceeding or a written request for indemnification to the corporation or (ii) a written request for an advance of expenses, as the case may be, by a court in this state, which may be the same court in which the proceeding involving the person’s liability took place, upon application of the person and any notice the court requires. The person seeking indemnification or payment or reimbursement of expenses pursuant to this clause has the burden of establishing that the person is entitled to indemnification or payment or reimbursement of expenses.
(b) With respect to a person who is not, and was not at the time of the acts or omissions complained of in the proceedings, a director, officer, or person possessing, directly or indirectly, the power to direct or cause the direction of the management or policies of the corporation, the determination whether indemnification of this person is required because the criteria set forth in subdivision 2 have been satisfied and whether this person is entitled to payment or reimbursement of expenses in advance of the final disposition of a proceeding as provided in subdivision 3 may be made by an annually appointed committee of the board, having at least one member who is a director. The committee shall report at least annually to the board concerning its actions.
     Subd. 7. Insurance.
A corporation may purchase and maintain insurance on behalf of a person in that person’s official capacity against any liability asserted against and incurred by the person in or arising from that capacity, whether or not the corporation would have been required to indemnify the person against the liability under the provisions of this section.
     Subd. 8. Disclosure.
A corporation that indemnifies or advances expenses to a person in accordance with this section in connection with a proceeding by or on behalf of the corporation shall report to the shareholders in writing the amount of the indemnification or advance and to whom and on whose behalf it was paid not later than the next meeting of shareholders.

     Subd. 9. Indemnification of other persons.
Nothing in this section shall be construed to limit the power of the corporation to indemnify persons other than a director, officer, employee, or member of a committee of the board of the corporation by contract or otherwise.
          The Company’s Bylaws provide as follows with respect to indemnification of directors and officers:
          “ARTICLE VII INDEMNIFICATION
          Directors, officers, committee members, and other persons shall have the rights to indemnification provided by Section 302A.521 of the Minnesota Statutes and law amendatory thereof and supplementary thereto.”
Item 7. Exemption From Registration Claimed
          Inapplicable.
Item 8. Exhibits
          See Exhibit Index.
Item 9. Undertakings
          The undersigned registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURE
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Diamond Bar and State of California, on the 30th day of March, 2006.

SUN NEW MEDIA INC.
By:	/s/ Ricky Gee Hing Ang
Ricky Gee Hing Ang
Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ricky Gee Hing Ang and Frank Zhao, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in facts and agents, or either of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on March 30, 2006.

Signature	Title
/s/ Ricky Gee Hing Ang Ricky Gee Hing Ang	Chief Executive Officer (Principal Executive Officer)

/s/ Frank Zhao Frank Zhao	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Bruno Wu Bruno Wu	Chairman of the Board, Director

/s/ Kay Koplovitz Kay Koplovitz	Vice-Chairman and Director

/s/ Chauncey Shey Chauncey Shey	Vice-Chairman and Director

Herbert Kloiber	Director

/s/ Bing Yu Bing Yu	Director

/s/ John Zangyang Li John Zangyang Li	Director

EXHIBIT INDEX

4.1	Articles of Incorporation as Amended (incorporated by reference from our Form 10-SB Registration Statement, filed June 14, 1999)

4.2	Certificate of Amendment to Articles of Incorporation, dated April 11, 2001 (incorporated by reference from our Form 10-KSB, filed April 1, 2002)

4.3	Certificate of Amendment to Articles of Incorporation, dated September 15, 2005 (incorporated by reference from our Current Report on Form 8-K filed on September 22, 2005)

4.4	Bylaws (incorporated by reference from our Form 10-SB Registration Statement, filed June 14, 1999)

5.1	Opinion of DLA Piper Rudnick Gray Cary US LLP

23.1	Consent of Moores Rowland Mazars

23.2	Consent of DLA Piper Rudnick Gray Cary US LLP (included in Exhibit 5)

24	Power of Attorney (included in signature pages to this registration statement)

99.1	Sun New Media Inc. 2006 Stock Plan